Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES THIRD QUARTER 2015 RESULTS

Summary Highlights

●	For 3Q15 Reports Increase of 25% in Revenue, 44% in Net Income and 40% in EPS
●	Expects to Report Record Revenue for 4Q15 and Full Year 2015
●	Backlog of $421.7 Million as of September 30, 2015, up $18 Million From 2014 Year-End

Edgewood, NY – November 4, 2015 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the three-month and nine-month periods ended September 30, 2015.

Third Quarter 2015 vs. Third Quarter 2014

•	Revenue was $26,790,881 compared to $21,487,677, an increase of 24.7%;
•	Gross profit was $5,596,432 compared to $4,471,304, an increase of 25.2%;
•	Pre-tax income was $3,479,085 compared to $2,602,547, an increase of 33.7%;
•	Net income was $2,446,085 compared to $1,697,547, an increase of 44.1%; and,
•	Earnings per diluted share were $0.28 compared to $0.20, an increase of 40.0%.

Nine Months 2015 vs. Nine Months 2014

•	Revenue was $68,611,766, compared to $19,619,571;
•	Gross profit (loss) was $13,046,872 compared to $(34,000,719);
•	Pre-tax income (loss) was $6,375,313 compared to $(39,795,534); and,
•	Net income (loss) was $4,364,313, or $0.51 per diluted share compared to $(26,926,534), or $(3.18) per diluted share.

Douglas J. McCrosson, CPI Aero’s President & CEO, stated, “Third quarter revenue and net income increased as we began to recognize revenue from the multi-year defense contracts we were awarded in late 2014 and earlier this year. Revenues for the 2015 third quarter and nine-month periods were also improved over the 2014 comparable periods due to the increased build rates of our business jet production contracts, particularly our programs with Honda and Embraer. We recorded a 24.7% increase in revenue and a 44% increase in net income for the three-month period ended September 30, 2015 as compared to the same period in 2014. We are anticipating the fourth quarter to be the highest revenue quarter in our history. Based on our nine-month performance and our expectation for the fourth quarter we are updating our guidance to a more narrow range. For 2015:

-	Revenue guidance was $92.0 million to $102.0 million. We now expect revenue to be in the range of $95.0 million to $98.0 million, exceeding the previous record of $89.8 million in 2012.
-

Gross margin guidance was 19.0% to 21.0%. We now expect gross margin to be in the range of 19.0% to 20.0%, lower than our historical margin as we will continue to book A-10 Wing Replacement Program (WRP) revenue at zero profit.

-	Net income guidance was $7.2 million to $8.0 million. We now expect net income to be in the range of $7.2 million to $7.5 million.

CPI Aero News Release	Page 2
November 4, 2015

Mr. McCrosson continued, “Our gross margin for the third quarter and nine months of 2015 was 20.9% and 19.0%, respectively and continued to be affected by the profit adjustment we made last year related to revised estimates for the A-10 WRP, as we continue to record revenue on this program with zero gross margin. Excluding the effect of the A-10 WRP, gross margin for the third quarter and nine months of 2015, on all remaining programs, was 23.4% for both periods, as compared to 23.6% and 21.5% in the same periods of 2014. This improvement in the nine-month period is primarily the result of higher gross margin on our commercial product lines as production rates and customer demand has increased. We anticipate that once the A-10 WRP program is concluded, our gross margin will remain in the range of 23% to 24%, given our current and projected product mix.”

Mr. McCrosson added, “Although total selling, general and administrative (SG&A) expenses for the third quarter of 2015 increased to $1.9 million as compared to $1.8 million in the same period of 2014, as a percentage of revenue the SG&A rate decreased to 7.1% as compared to 8.4%.”

Discussing new contact awards and backlog, Mr. McCrosson added, “From the beginning of the current fiscal year through September 30, 2015, we received approximately $48.0 million of new contract awards, which included approximately $12.7 million of government prime contract awards, $12.3 million of government subcontract awards and approximately $23.0 million of commercial subcontract awards, compared to a total of $87.8 million of new contract awards, of all types, in the same period last year. In September of last year we received a $65 million multi-year contract modification adding four additional year’s worth of E-2/C-2 wing kits. This amount was entirely included in new contract awards for the 2014 period. This means we will no longer receive annual purchase orders for our largest program as has been the case historically, making the comparison to last year less informative.

“We continue to pursue new opportunities from military prime contractors and believe we will be successful on at least one sizable new contract within the coming months. We see growth potential in repairing and manufacturing spares for the current fleet of aging military aircraft and we have recently submitted several proposals to the U.S. Government for the production of new structural assemblies and the repair of existing structures. The Government expects to make awards on these solicitations in 2015.

“We are pursuing commercial market opportunities, principally within the business jet and regional jet markets that align with our size, expertise and capability as a Tier 1 supplier.  While we see the large commercial airliner segment as a potential growth opportunity, we are being selective with our entry into this market to make sure that there will be an acceptable balance between risk and sustainable profitability.”

CPI Aero News Release	Page 3
November 4, 2015

“Total backlog at September 30, 2015 increased to $421.7 million, as compared to $403.7 million at December 31, 2014. At September 30, 2015, funded backlog was to $125.7 million, up $5.1 million as compared to funded backlog of $120.6 million at December 31, 2014. The value of the unfunded backlog (long-term contracts that have not been converted to funded orders) at September 30, 2015 increased to $295.9 million from $283.1 million at December 31, 2014, with 38% related to our long-term commercial aerospace programs.”

Mr. McCrosson concluded, “During the nine month period ended September 30, 2015 we generated $1.6 million in cash from operations and ended the period with approximately $1.9 million in cash. For the same period in 2014, operating activities used more than $7.6 million in cash. The improvement in operating cash flow in 2015 is largely the result of an income tax refund we received resulting from the change of estimate we made to the A-10 WRP combined with higher product sales and increased operating margins on product sales. Additionally, as of September 30, 2015, we had approximately $407,000 both federal net operating loss carryforwards available which should offset future federal income taxes.”

Conference Call

CPI Aero’s President and CEO, Douglas J. McCrosson, and CFO, Vincent Palazzolo, will host a conference call tomorrow, Thursday, November 5, 2015 at 8:30 am ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance (ISR) pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft original equipment manufacturers or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. Among the key national security programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the UH-60 BLACK HAWK® helicopter, the F-16 Falcon fighter, the T-38C Talon trainer, the MH-53/CH-53 variant helicopters, the MH-60S mine countermeasure helicopter, the AH-1Z ZULU attack helicopter, the DB-110 reconnaissance pod, the ALMDS mine detecting pod, and the A-10 Thunderbolt attack jet. In the commercial aviation market CPI Aero manufactures products for the Gulfstream G650 ultra-large cabin business jet, the HondaJet advanced light jet, the Embraer Phenom 300 business jet, the new Cessna Citation X+, and the S-92® helicopter. CPI Aero is included in the Russell Microcap® Index.

CPI Aero News Release	Page 4
November 4, 2015

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

CPI Aero News Release	Page 5
November 4, 2015

CPI AEROSTRUCTURES, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Revenue	$26,790,881	$21,487,677	$68,611,766	$19,619,571
Cost of sales	21,194,449	17,016,373	55,564,894	53,620,290

Gross profit (loss)	5,596,432	4,471,304	13,046,872	(34,000,719)
Selling, general and administrative expenses	1,898,965	1,800,878	5,968,123	5,424,581
Income (loss) from operations	3,697,467	2,670,426	7,078,749	(39,425,300)
Interest expense	218,382	67,879	703,436	370,234
Income (loss) before provision for (benefit from) income taxes	3,479,085	2,602,547	6,375,313	(39,795,534)

Provision for (benefit from) income taxes	1,033,000	905,000	2,011,000	(12,869,000)

Net income (loss)	2,446,085	1,697,547	4,364,313	(26,926,534)

Other comprehensive income (loss), net of tax -
Change in unrealized gain (loss)- interest rate swap	1,382	5,095	3,906	9,727

Comprehensive income (loss)	$2,447,467	$1,702,642	$4,368,219	$(26,916,807)

Income (loss) per common share – basic	$0.29	$0.20	$0.51	$(3.18)

Income (loss) per common share – diluted	$0.28	$0.20	$0.51	$(3.18)

Shares used in computing income (loss) per common share:
Basic	8,564,417	8,483,111	8,544,475	8,459,028
Diluted	8,625,308	8,545,889	8,613,316	8,459,028

CPI Aero News Release	Page 6
November 4, 2015

CPI AEROSTRUCTURES, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(Unaudited)	(Note 1)
ASSETS
Current Assets:
Cash	$1,893,534	$1,504,907
Accounts receivable, net	8,728,857	6,466,814
Costs and estimated earnings in excess of billings on uncompleted Contracts	96,537,127	79,054,139
Deferred income taxes	2,102,000	1,708,000
Refundable income taxes	----	8,138,322
Prepaid expenses and other current assets	909,565	828,275

Total current assets	110,171,083	97,700,457

Plant and equipment, net	2,374,757	2,755,186
Deferred income taxes	1,439,000	3,591,000
Other assets	108,080	108,080
Total Assets	$114,092,920	$104,154,723

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,174,354	$8,928,456
Accrued expenses	1,285,357	1,061,747
Billings in excess of costs and estimated earnings on uncompleted contracts	113,115	193,650
Current portion of long-term debt	999,712	971,713
Contract loss	990,364	396,182
Line of credit	24,700,000	25,150,000
Income tax payable	182,592	6,067
Deferred income taxes	153,000	128,000
Total current liabilities	42,598,494	36,835,815

Long-term debt, net of current portion	625,034	1,289,843
Deferred income taxes	459,000	622,000
Other liabilities	624,516	593,909

Total Liabilities	44,307,044	39,341,567

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,564,417 and 8,500,555 shares, respectively, issued and outstanding	8,564	8,501
Additional paid-in capital	52,045,208	51,440,770
Retained earnings	17,737,914	13,373,601
Accumulated other comprehensive loss	(5,810)	(9,716)
Total Shareholders’ Equity	69,785,876	64,813,156
Total Liabilities and Shareholders’ Equity	$114,092,920	$104,154,723